EXHIBIT 10.1

               JOINT VENTURE MARKETING AND DISTRIBUTION AGREEMENT

This exclusive agreement is established between Party A, China Product Trade Net Center (CPTNC), No.35 Financial Street, Xicheng District, Beijing 100032 China Representative: Liang Xi and Party B, Adatom.com, Inc., 920 Hillview Court Suite 190, Milpitas CA 95035.

China Product Trade Net Center, China Product Firm (CPTNC) (Party A) and Adatom.com, Inc. (Party B) based on mutually beneficiary and friendly discussions agree to establish a joint venture company in China to work directly with the CPTNC to market industrial and consumer products produced by Chinese factories into the U.S. exclusively through Party B; as well as, U.S products into the Chinese marketplace exclusively through China Adatom, Inc.. This agreement will be in force for thirty years from the date of execution and can be extended by the agreement of both parties. This agreement can only be canceled within 180 days, written notice by both parties. In case of such cancellation, any deals in progress shall be honored by the parties and brought to a speedy conclusion.

       2.1 This joint venture will include the establishment of a newly formed company in China, China Adatom, Inc. The equity distribution will be Party A 51%, Party B 49 %. The profit distribution based on equity/ownership will be Party A 51%, Party B 49%.

       2.2     China Adatom, Inc.'s offices will be located in Beijing, China.

       2.3 The duration of the corporation is 30 years. The starting date is effective on the day of obtaining the business permi

       2.4 The Board is comprised of five (5) members - Two (2) Board members will be appointed by Party A and two (2) board members will be appointed by Party B. Both parties will agree on the fifth member. The Chairman of the Board will be appointed by Party A. The Deputy Chairman will be appointed by Party B. Every board member has one vote according to the regulation. Party A will appoint the CFO. Party B will appoint the Chief Accountant The scope of this Agreement cannot be fully defined at this time because the parties have not drafted the definitive business plan contemplated by the Agreement. The parties will proceed expeditiously within 20 days to draft the business plan in good faith in accordance with their prior discussions

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               and, among other matters, the business plan will set forth in detail the rights and obligations of each party and the anticipated level of investment required by Party B. If the parties cannot agree on all of the terms of the business plan, then either party may terminate this Agreement upon 10 days' notice and Party's B's deposit shall be returned immediately.Party A acknowledges that Party B must raise the funds that the parties will need to implement the business plan. It is presently anticipated that this funding level will initially be approximately $7,000,000, but additional funding may be required. If Party B is unable to raise all or any substantial part of such funds in the U.S. capital markets on terms satisfactory to Party B, then Party B may terminate this Agreement upon 10 days ` notice and Party B's deposit will be returned immediately. The equity in China Adatom, Inc. may be adjusted to 50%/50% or beyond with respect to Adatom.com, Inc's equity/ownership if permitted by Chinese government or law in the future. Neither Party A nor China Adatom, Inc. shall have any rights in any intellectual property or technology of Party B used in connection with the performance of this Agreement or the business plan.

       2.5 Scope of corporation: Establish the marketing, sale and distribution system between China and the U.S. and develop the integrated system for commerce, based on the existing current system; to be connected with the U.S. system in both English and Chinese. Participation in the technology development in China.

       2.6 Party A will provide its integrated system and resources in China to cooperate with Party B through China Adatom, Inc. and agree not to work with any person or entity to use its interconnected integrated system between Party A and Party B and resources for relevant and similar business and agree not to engage in any business conflicting with China Adatom, Inc.'s or Adatom.com, Inc's business.

       2.7 CPTNC represents that there is no restriction or limitation as to any buyer whom the product may be sold.

       2.8 Adatom.com, Inc will receive orders backed by letter of credit or other methods of secured funds, retain a sales commission, and forward to China Adatom, Inc. funds necessary to cover the price of the goods, and a mark up (production profit) for China Adatom, Inc.

       2.9 After 30 years for the termination of the company or for whatever reason it has to be terminated before 30 years, then the company should do the closing according to the law, then the resources will be divided according to the equity/ownership ratio.

       2.10 This agreement can only be canceled within 180 days, written notice by both parties. In case of such cancellation, any deals in progress shall be honored by the parties and brought to a speedy conclusion.

Party A will be responsible for the establishment and operation of the new company to obtain all the needed permits and certificates and do the necessary work to fulfill the requirement in obtaining the permit; Party B agrees to provide the necessary documents to support this effort.

Party B agrees to deposit $500,000 in a bank in China within 15 days as initial seed funding for the implementation of the China Adatom, Inc. company, including legal fees, permits, and general expenses. These initial seed monies may be dispersed only upon approval of an individual agreed by both parties A and B. The $500,000 initial seed funding will count towards any subsequent total funding requirements for the project. Subsequent funding will be forthcoming based on a business plan which will enumerate use of proceeds for the implementation and execution of the China Adatom, Inc. company. This plan should include requirements for the electronic integration of the Chinese factories associated with CPTNC, the develop and implementation of

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business and quality processes for the business venture, executive and administrative offices in Beijing, and logistical and warehousing capabilities in Shanghai and other ports of export. Dispersal of monies will begin within 30 days subsequent to China Adatom, Inc's board approval.

During the period of corporation, if Party A can not provide the integrated system, resources, and services, then Party B has the right to terminate the contract and require Party A to reimburse Party B for its losses. If Party B can not provide the agreed total amount of capital defined in the business plan of China Adatom, Inc., then Party A will keep the paid portion as reimbursement for time and effort and has a right to terminate the contract. Each party will be excused in the event of uncontrollable circumstances such as war, change in government policy, etc.

Support from its subsidiary organizations to provide complete e-commerce, center of transportation and logistics, center of trade, center of internet and center of methods of payments

The interpretation of this agreement will go with the law in China.

Any dispute between the two parties should be resolved with friendly discussion.
      In case the dispute can not be resolved in thirty (30 days), either party can take it to the Beijing International Business

      Commission to resolve. The dispute should be explained in both English and Chinese and will be applicable to both parties.

9. All the other supplements to this agreement including the business plan will consist as part of this agreement.

10. There will be two versions of this agreement, one in Chinese and one in English. Both versions should have the same legal effectiveness. Party A and Party B will have copies of both versions

11. Any item not included in the agreement can be added as a supplement with mutual agreement

12. Both parties agree to keep the agreement confidential until permission for a press release from the Chinese government is obtained. Agreement on the release shall be in writing from both parties and shall specify the date for the release and is expected to be secured within one week following the signing of this Agreement.

13. This agreement will be enforced after the signing of both sides by the legal representatives or authorized legal representatives

14.   This Agreement will be finalized pending Adatom.com, Inc. board approval.

This agreement constitutes the entire understanding of the parties as to its matter, and supersedes all discussions, negotiations, and agreements, whether written or oral, between the parties with respect to its subject matter. This agreement may not be modified, superseded or terminated, and no provisions may be waived except by written agreement signed by all of the parties.

If the above meets with your acceptance and approval, please sign in the space provided below.

AGREED AND ACCEPTED
CHINA PRODUCT TRADE NET CENTER (CPTNC)

CHINA PRODUCT FIRM

Date:

Mr. Liang Xi
President
Party A
China Product Trade Net Center


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No. 35 Financial Street, Xicheng District, Beijing 100032 China

AGREED AND ACCEPATED
ADATOM.COM, INC.

Date:

Richard Barton
President and CEO
Party B
Adatom.Com
920 Hillview Court Suite 190
Milpitas, CA 95035




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